Exhibit 4.26

Loan Assignment Agreement

This Loan Assignment Agreement (this “Agreement”) is made and entered into among the Parties below as of the July 1st, 2013 in Beijing, the People’s Republic of China (the “PRC” or “China”):

(1)                       ChinaCache Network Technology (Beijing) Co., Ltd. (“Lender”), a limited liability company organized and existing under the law of the PRC, with its address at Floor 6, Tower A, Galaxy Plaza, No.10 Jiu Xian Qiao Middle Road, Chaoyang District, 100016, Beijing

(2)                  Zheng Xinxin (“Original Borrower”), a citizen of the PRC with Chinese Identification No.: 110102196004161540

(3)                  Wang Lei (“Successor”), a citizen of the PRC with Chinese Identification No.:110108198007116873

Each of the Lender, the Original Borrower and the Sucessor shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas:

1.                  The Lender and the Origianl Borrower executed two loan agreements (collectively the “Loan Agreements”) respectively on July 31, 2008 and December 3, 2012, under which the Lender provided a loan in aggregate amount of RMB4,250,000 to the Original Borrower to subscribe the registered capital of Beijing Jingtian Technology Limited.

2.                  The Original Borrower intends to assign to the Successor, and the Successor agrees to accept, all the Original Borrower’s rights and obligationbs under the Loan Agreements.

NOWTHEREFORE, the Parties reach the following agreements:

1.              As of the effective date of this Agreement, any and all the rights and obligations of the Original Borrower under the Loan Agreements shall be assigned to the Successor.

2.              The Parties agree that, within the effective term of the Loan Agreements, Successor shall be bound by the Loan Agreements as if Sucessor is the borrower under the Loan Agreements.

3.              In the event either Party breaches this Agreement or otherwise causes the non-performance of this Agreement in part or in whole, the Party shall be liable for such breach and shall compensate all damages (including litigation and attorneys fees) resulting therefrom. In the event that both Parties breach this Agreement, each Party shall be liable for its respective breach.

4.              All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered

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mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below.  A confirmation copy of each notice shall also be sent by email.  The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

a)                 Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery.

b)                 Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

5.              For the purpose of notices under this Agreement or the Loan Agreements, the addresses of the Parties are as follows:

Lender:	ChinaCache Network Technology (Beijing) Co., Ltd.
Address:	Floor 6, Tower A, Galaxy Plaza, No.10 Jiu Xian Qiao Middle Road, Chaoyang District, 100016, Beijing
Facsimile:	+8610-6437 4251

Borrower:	Zheng Xinxin
Address:	Floor 6, Tower A, Galaxy Plaza, No.10 Jiu Xian Qiao Middle Road, Chaoyang District, 100016, Beijing
Facsimile:	+8610-6437 4251

Sucessor:	Wang Lei
Address:	Floor 6, Tower A, Galaxy Plaza, No.10 Jiu Xian Qiao Middle Road, Chaoyang District, 100016, Beijing
Facsimile:	+8610-6437 4251

Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

6.              The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement, the contents of the Agreement and the preparation or performance thereof is confidential information. The Parties shall maintain the confidentiality of all such information, and without the written consent of other Party, either Party shall not disclose any relevant information to any third party, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange, or orders by governmental authorities or court; or (c) information required to be disclosed by any Party to its shareholders, investors, legal counsel or financial advisor regarding the transaction contemplated hereunder, and such shareholders, investors, legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this section. Disclosure of any confidential information by the staff members or agency hired by any Party

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shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This section shall survive the termination of this Agreement for any reason.

7.              The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes shall be governed by the laws of China.

8.              In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

9.              This Agreement shall become effective on the date thereof.

10.       This Agreement is written in Chinese in three copies, each Party having one copy with equal legal validity.

11.       This Agreement may be amended or supplemented through written agreement by and between Lender and Borrower. Such written amendment agreement and/or supplementary agreement executed by and between Lender and Borrower are an integral part of this Agreement, and shall have the same legal validity as this Agreement.

12.       In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable I n any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

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IN WITNESS THEREOF, the Parties have caused their authorized representatives to sign this Loan Agreement on the date first above written.

Lender:	ChinaCache Network Technology (Beijing) Co., Ltd.

By:	/s/ Wang Song
Name: Wang Song
Title: Legal Representative

Borrower: Zheng Xinxin

By:	/s/ Zheng Xinxin

Sucessor: Wang Lei

By:	/s/ Wang Lei

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